Exhibit 10.10

Eradicating disease through capital investment

04 August 2020

The Directors

GBS Inc.

Level 9, 85 Castlereagh Street

Sydney, NSW 2000

Australia

Dear Directors

Confirmation of Financial Support

In order for the directors of GBS Inc. and its controlled entities ("the Group"), to be in a position to support the use of the going concern basis in preparing the financial report of the Group, which means that the Group is expected to be able to pay its debts as and when they fall due and continue in operation without any intention or necessity to liquidate or otherwise wind up its operations, we hereby give assurance to the directors and officers of the Group of the intention of iQX Limited (being one of the ultimate holding entities), to financially support the Group in the future, as follows:

iQX Limited hereby acknowledge to the directors of the Group that iQX Limited accepts responsibility of providing and undertakes to provide sufficient financial assistance to the Group in relation to operating obligations as and when it is needed to enable the Group to continue its operations;

This financial assistance includes

-	iQX Limited not seeking repayment of any intercompany loans or payables balances due from the Group except to the extent that funds become available; and
-	The guarantee is irrevocable for at least 12 months from the date of signing of the financial reports for 30 June 2020. iQX Limited and the Group both undertake to fully invoke the provisions of this agreement in the event that the financial support from the guarantor is required.

Signed for and behalf of iQX Limited

Dr George Syrmalis

Chief Executive Officer & Director

i-QX LIMITED ABN 51155518 380

Level 9, 85 Castlereagh Street, Sydney, NSW, 2000

P 02 8239 5400 I W iqxinvestm ents.com